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                                                                    EXHIBIT 99.1




         IDEX CORPORATION INCREASES QUARTERLY CASH DIVIDEND 20 PERCENT;
                          ANNOUNCES 3-FOR-2 STOCK SPLIT

NORTHBROOK, IL, APRIL 4, 2007 -- IDEX CORPORATION (NYSE: IEX) today announced that its Board of Directors has approved a 20 percent increase in the company's regular quarterly cash dividend and declared a 3-for-2 split of the company's common stock.

The company's Board of Directors has approved a 20 percent increase in the regular quarterly cash dividend to $0.18 per common share (or $0.12 per post-split share), payable April 30, 2007, to shareholders of record as of April 16, 2007. This dividend represents the company's 50th consecutive regular quarterly cash dividend payment.

The 3-for-2 stock split of IDEX common shares, which will be effected in the form of a 50 percent stock dividend, will result in the issuance of one additional share of IDEX common stock for every two shares owned as of the record date. The new shares are payable on May 21, 2007, to shareholders of record as of May 7, 2007. Any fractional shares resulting from the split will be paid in cash based on the closing market price of the common stock on the record date. This action reflects the fourth split of the company's common stock since its initial public offering in 1989.

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".